GNC Holdings, Inc. Reports Fourth Quarter and Full Year 2016 Results

•
Reported fourth quarter diluted loss per share of $6.35 and on an adjusted basis, earnings of $0.07. Reported 2016 diluted loss per share of $4.12 and earnings of $2.15 on an adjusted basis. Reported results include the impact of non-cash long-lived asset impairment charges.

•	Completed nationwide launch of the One New GNC, including single pricing model and new loyalty programs on December 29, 2016

•	Board of Directors suspends the Company’s quarterly dividend

PITTSBURGH, February 16, 2017 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”) reported consolidated revenue of $569.9 million in the fourth quarter of 2016, compared with consolidated revenue of $629.1 million for the fourth quarter of 2015.

Same store sales decreased 12.0% in domestic company-owned stores (including GNC.com sales which contributed 4.5% of the decrease) in the fourth quarter of 2016. In domestic franchise locations, same store sales decreased 6.0% in the fourth quarter of 2016.

For the fourth quarter of 2016, the Company reported a net loss of $433.4 million. The Company recorded $473.5 million in non-cash long-lived asset impairments in the current quarter of which $471.1 million related to goodwill and $2.4 million related to property and equipment. The non-cash goodwill impairment charges were recorded on the Domestic Stores, Manufacturing and Canada reporting units for $366.4 million, $90.5 million and $14.2 million, respectively. Diluted loss per share was $6.35 for the fourth quarter of 2016. Adjusted diluted EPS was $0.07 for the fourth quarter of 2016.

Bob Moran, Interim Chief Executive Officer, commented, “GNC’s performance in the fourth quarter, while well below expectations, does not reflect the fundamental changes we have made to the business model. Customers are responding well to the new model, which launched in late December and includes simplified, more competitive pricing and new loyalty programs. We are aware that the changes we have made have short-term financial impacts and while it is still in the early days, and it will take time for our investments to bear fruit, we are encouraged by the trends we’re seeing and believe the One New GNC can help the company return to profitable growth.”

Key elements of the One New GNC launch:

•	Pricing model. Following more than a year of consumer tests and pilot programs, we rolled out a single-tiered pricing strategy in our domestic company-owned and franchise locations.

•
myGNC Rewards and PRO Access loyalty programs. Following extensive research, a free loyalty program, myGNC Rewards, and a paid program, PRO Access, were launched. The initial focus was to have the myGNC Rewards program well entrenched with customers and direct additional resources to a more comprehensive sales focus on PRO Access later in the first quarter of 2017. Further developing and encouraging active customer participation through robust loyalty programs is an important step towards the goal of attracting new customers and building long-term connections with existing customers.

•
GNC.com. In the third quarter, prices at GNC.com were aligned with stores to eliminate any competition between selling channels, including franchisees. As an element of our omnichannel strategy, early in the first quarter we launched a GNC storefront on Amazon.

Segment Operating Performance

U.S. & Canada

Revenue in the U.S. and Canada segment decreased $41.1 million, or 8.0%, to $472.6 million for the three months ended December 31, 2016 compared with $513.7 million in the prior year quarter. E-commerce sales which include GNC.com and Lucky Vitamin, were 8.8% of U.S. and Canada revenue for the three months ended December 31, 2016, compared with 11.4% in the prior year quarter.

Negative domestic retail same store sales of 12.0%, which includes GNC.com, were primarily due to lower sales in the Vitamins, Protein, Food/Drink and Weight Management categories, partially offset by improvement in the Health and Beauty category and include the impact of a significant decrease in GNC.com sales due in part to a meaningful reduction in web promotion as well as lower point-of-sale gold card sales. In addition, negative same store sales include a 1.0% impact of closing our corporate stores on December 28, 2016 in connection with the roll-out of the One New GNC. Our corporate stores decreased from 3,584 at December 31, 2015 to 3,513 at December 31, 2016.

Domestic franchise revenue increased $3.2 million to $72.6 million in the current quarter compared with $69.4 million in the prior year quarter primarily due to a net increase in the number of franchise stores from 1,084 at December 31, 2015 to 1,178 at December 31, 2016, partially offset by the impact of negative retail same stores sales of 6.0%.

Operating loss was $361.4 million for the three months ended December 31, 2016 compared with income of $78.4 million for the same period in 2015. Long-lived asset impairments were recorded in the current quarter totaling $383.0 million as explained above. Excluding these non-cash impairment charges and gains on refranchising of $0.8 million and $5.1 million the current quarter and prior year quarter, operating income was 4.4% and 14.3% of segment revenue, respectively. The decrease in operating income as a percentage of segment revenue excluding asset impairment charges and gains on refranchising compared with the prior year quarter was primarily due to: deleverage in occupancy and salaries expense associated with negative company-owned same store sales; lower domestic retail product margin rate as a result of higher reserves on certain third-party product that could not be returned to vendors as well as higher estimated reserves on certain proprietary products as a result of recent sales trends and to a lesser extent the impact of promotional pricing; and the launch of the One New GNC (which lowered operating income by approximately $10 million).

International

Revenues in the International segment decreased $9.0 million, or 18.5%, to $39.7 million in the current quarter compared with $48.7 million in the prior year quarter. Despite our international franchisees reporting an increase in retail same store sales of 5.1% in the current quarter (excluding the impact of foreign exchange rate changes relative to the U.S. dollar), revenue from franchisees decreased $9.4 million compared with the prior year quarter primarily related to challenges in several markets, as well as a net decrease in the number of franchise stores from 2,095 at December 31, 2015 to 1,973 at December 31, 2016.

Operating income decreased $2.5 million, or 15.1%, to $14.0 million for the three months ended December 31, 2016 compared with $16.5 million in the prior year quarter. Operating income was 35.2% of segment revenue in the current quarter, which increased compared with the prior year quarter of 33.8% as a result of higher product margin rate due in part to a higher mix of proprietary sales.

Manufacturing / Wholesale

Revenues in the Manufacturing / Wholesale segment, excluding intersegment sales, decreased $4.6 million, or 7.4% to $57.7 million for the three months ended December 31, 2016 compared with $62.3 million in the prior year quarter. Third-party contract manufacturing sales increased $2.6 million, or 8.4%, to $33.8 million in the current quarter compared with $31.2 million in the prior year quarter. This increase was partially offset by a decrease in sales to our wholesale customers of $7.3 million, or 23.3% from $31.1 million in the prior year quarter to $23.8 million in the current quarter. Intersegment sales decreased $14.4 million from $60.6 million in the prior year quarter to $46.2 million in the current quarter primarily due to lower proprietary sales in the U.S. and Canada and International segments.

Operating loss was $73.7 million for the three months ended December 31, 2016 compared with income of $22.6 million in the prior year quarter. Excluding the $90.5 million non-cash goodwill impairment charge described above, operating income was $16.8 million or 16.2% of segment revenue in the current quarter compared with 18.4% in the prior year quarter. The decrease in operating income as a percentage of segment revenue excluding the current quarter impairment charge compared with the prior year quarter was primarily due to lower intersegment sales, which resulted in unfavorable manufacturing variances, and a higher mix of third-party contract manufacturing sales, which generally contribute lower margins.

Full Year Performance

For the full year 2016, the Company reported consolidated revenue of $2,540.0 million, a decrease of 5.3% compared with consolidated revenue of $2,683.3 million for the full year 2015. Revenue in the U.S. & Canada and International segments decreased by 4.3% and 12.2%, respectively, compared with the prior year. Revenue in the Manufacturing / Wholesale segment was flat compared with the prior year, excluding intersegment sales.

Same store sales decreased 6.5% in domestic company-owned stores (including GNC.com sales which contributed 1.8% to the decrease) for fiscal 2016. In domestic franchise locations, same store sales decreased 6.8% in fiscal 2016.

For the full year 2016, the Company reported a net loss of $286.3 million, compared with net income of $219.3 million for the full year 2015. The net loss in 2016 includes $476.6 million of non-cash long-lived asset impairment charges. Diluted loss per share was $4.12 for full year 2016 compared with $2.60 in 2015. Adjusted diluted EPS was $2.15 for the full year 2016 compared with $2.87 in 2015.

Operating Metrics

At year-end, the Company had 3,513 corporate stores in the U.S. and Canada, 1,178 domestic franchise locations, 2,358 Rite Aid franchise store-within-a-store locations and 1,973 international stores. The Company now has 9,022 store locations worldwide. As part of ongoing reviews of the Company's store portfolio giving consideration to the most recent trends and developments, the Company intends on exiting approximately 100 stores whose leases terminate in 2017 and lowering the rate of new store openings to maximize the return on investment of the capital invested in new stores.

For the full year 2016, the Company generated net cash from operating activities of $208.2 million and invested $59.6 million in capital expenditures. The Company generated free cash flow of $185.8 million (which it defines as cash provided by operating activities less cash used in investing activities excluding acquisitions), which includes $39.2 million of proceeds associated with refranchising transactions. As of December 31, 2016, the Company’s cash and cash equivalents were $34.5 million, long-term debt was $1.5 billion and the Company had $167.2 million available under the Revolving Credit Facility.

Dividends and Share Repurchases

The Board of Directors has approved management’s recommendation to suspend the Company’s quarterly dividend.  The dividend suspension is part of a broader plan to utilize a greater portion of the Company’s free cash to reduce debt.  By suspending what has been a $0.20 per share quarterly dividend, the Company intends to reallocate approximately $55 million of cash annually, primarily to reduce debt through the pay-down of its revolver.  The Company remains focused on creating long-term shareholder value by returning GNC to sustainable growth, strengthening its balance sheet and restoring financial flexibility and strong liquidity.
During 2016, the Company repurchased 7.9 million shares of the Company’s stock for $229.2 million.  No shares were repurchased by the Company under its share repurchase program in the fourth quarter of fiscal 2016.  The remaining $197.8 million authorized under the current program is not expected to be utilized during fiscal 2017.

Conference Call
GNC has scheduled a live webcast to report its fourth quarter 2016 financial results on February 16, 2017 at 8:30 a.m. Eastern time. To participate on the live call listeners in North America may dial (888) 312-9837 and international listeners may dial (719) 785-1760; the conference identification number for all callers is 9718857. In addition, a live webcast of the call will be available on www.gnc.com via the Investor Relations section under "About GNC." A replay of this webcast will be available through March 16, 2017.
About Us
GNC Holdings, Inc.  (NYSE: GNC) - Headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.
GNC connects customers to their best selves by offering a premium assortment of health, wellness and performance products, including protein, performance supplements, weight management supplements, vitamins, herbs and greens, wellness supplements, health and beauty, food and drink and other general merchandise. This assortment features proprietary GNC and nationally recognized third-party brands.
GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. As of December 31, 2016, GNC had more than 9,000 locations, of which more than 6,700 retail locations are in the United States (including 2,358 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” ”will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding our dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of our products; costs of compliance and any failure on our part to comply with new and existing governmental regulations governing our products; limitations of or disruptions in our manufacturing system or losses of manufacturing certifications; disruptions in our distribution network; or failure to successfully execute our growth strategy, including any inability to expand our franchise operations or attract new franchisees, any inability to expand our company-owned retail operations, any inability to grow our international footprint, any inability to expand our e-commerce businesses, or any inability to successfully integrate businesses that we acquire. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the risk factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Management has included as an operational metric same store sales, which is a commonly used statistical measure in the retail industry and is important to the understanding of the Company’s performance. Same store sales growth represents the percentage change in same store point-of-sale retail sales in the period presented compared with the prior year period. Same store sales are calculated on a daily basis for each store and exclude the net sales of a store for any period if the store was not open during the same period of the prior year. The Company includes its internet sales of GNC.com in the domestic retail company-owned same store sales calculation. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall or shopping center, the store continues to be treated as a same store. If, during the period presented, a store was closed, relocated to a different mall or shopping center, or converted to a franchise store of a company-owned store, sales from that store up to and including the closing day or the day immediately preceding the relocation or conversion are included as same store sales as long as the store was open during the same period of the prior year. The Company excludes sales during the period presented that occurred on or after the date of relocation to a different mall or shopping center or the date of a conversion.

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance. Management believes that net income and earnings per share, adjusted to exclude long-lived asset impairments, gains on refranchising and certain other expenses as reflected in this release, and free cash flow are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to earnings per share, net income or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(unaudited)
Revenue	$569,929	$629,110	$2,540,016	$2,683,298
Cost of sales, including warehousing, distribution and occupancy	399,761	400,876	1,679,897	1,698,655
Gross profit	170,168	228,234	860,119	984,643
Selling, general, and administrative	144,770	146,283	575,218	567,296
Gains on refranchising	(829)	(5,144)	(19,112)	(7,580)
Long-lived asset impairments	473,508	—	476,553	28,333
Other loss, net	848	3,381	407	3,487
Operating (loss) income	(448,129)	83,714	(172,947)	393,107
Interest expense, net	15,365	14,024	60,443	50,936
(Loss) income before income taxes	(463,494)	69,690	(233,390)	342,171
Income tax (benefit) expense	(30,047)	26,768	52,860	122,872
Net (loss) income	$(433,447)	$42,922	$(286,250)	$219,299
(Loss) earnings per share:
Basic	$(6.35)	$0.54	$(4.12)	$2.61
Diluted	$(6.35)	$0.54	$(4.12)	$2.60
Weighted average common shares outstanding:
Basic	68,219	78,775	69,409	83,927
Diluted	68,219	79,008	69,409	84,186

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net (Loss) Income and Diluted (Loss) EPS to Adjusted Net Income and Adjusted Diluted EPS
(in thousands, except per share data)
(Unaudited)

	Three months ended December 31,
	2016		2015
	Net (Loss) Income	Diluted (Loss) EPS	Net Income	Diluted EPS
Reported	$(433,447)	$(6.35)	$42,922	$0.54
Gains on refranchising	(829)	(0.01)	(5,139)	(0.07)
Long-lived asset impairments	473,508	6.93	—	—
Loss on sale of Discount Supplements	—	—	2,729	0.04
Other SG&A (1)	440	0.01	6,335	0.08
Tax effect	(34,748)	(0.51)	(158)	—
Adjusted	$4,924	$0.07	$46,689	$0.59

Weighted average diluted common shares outstanding (2)	68,327		79,008

	Year ended December 31,
	2016		2015
	Net (Loss) Income	Diluted (Loss) EPS	Net Income	Diluted EPS
Reported	$(286,250)	$(4.12)	$219,299	$2.60
Gains on refranchising	(19,112)	(0.27)	(7,571)	(0.09)
Long-lived asset impairments	476,553	6.85	28,333	0.34
Other SG&A (1)	5,513	0.07	7,522	0.09
Executive severance	4,453	0.07	—	—
Loss on sale of Discount Supplements	—	—	2,729	0.04
Correction of immaterial payroll accrual error	—	—	2,762	0.03
Tax effect	(31,488)	(0.45)	(11,456)	(0.14)
Adjusted	$149,669	$2.15	$241,618	$2.87

Weighted average diluted common shares outstanding (2)	69,534		84,186

(1) Current quarter includes store-closing-related costs and prior year quarter includes a legal accrual. Current year includes legal accruals and store-closing-related costs and prior year includes a legal accrual partially offset by the reversal of an international franchise receivable reserve.

(2) For reported diluted loss per share in the current quarter and current year, all outstanding stock-based awards are excluded for diluted shares outstanding because the Company reported a net loss making all awards antidilutive; however, for purposes of adjusted diluted EPS, the Company has included the impact of dilutive stock-based awards as the Company reported net income on an adjusted basis.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	December 31,
	2016	2015
	(unaudited)
Current assets:
Cash and cash equivalents	$34,464	$56,462
Receivables, net	129,178	142,486
Inventory	583,212	555,885
Deferred income taxes	12,875	10,916
Prepaid and other current assets	39,400	27,114
Total current assets	799,129	792,863
Long-term assets:
Goodwill	176,062	649,892
Brand name	720,000	720,000
Other intangible assets, net	111,229	119,204
Property, plant and equipment, net	232,292	230,535
Deferred income taxes	—	3,358
Other long-term assets	29,927	38,555
Total long-term assets	1,269,510	1,761,544
Total assets	$2,068,639	$2,554,407

Current liabilities:
Accounts payable	$179,933	$152,099
Current portion of long-term debt	12,562	4,550
Deferred revenue and other current liabilities	115,171	121,062
Total current liabilities	307,666	277,711
Long-term liabilities:
Long-term debt	1,527,891	1,444,628
Deferred income taxes	272,000	304,491
Other long-term liabilities	56,129	59,016
Total long-term liabilities	1,856,020	1,808,135
Total liabilities	2,163,686	2,085,846

Stockholders' equity:
Common stock	114	114
Additional paid-in capital	922,687	916,128
Retained earnings	716,198	1,058,148
Treasury stock, at cost	(1,725,349)	(1,496,180)
Accumulated other comprehensive loss	(8,697)	(9,649)
Total stockholders' (deficit) equity	(95,047)	468,561
Total liabilities and stockholders' equity	$2,068,639	$2,554,407

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2016	2015
	(unaudited)
Cash flows from operating activities:
Net (loss) income	$(286,250)	$219,299
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	60,038	57,237
Amortization of debt costs	12,698	6,421
Stock-based compensation	8,833	6,280
Long-lived asset impairments	476,553	28,333
Gains on refranchising	(19,112)	(7,580)
Deferred income tax (benefit) expense	(31,026)	450
Changes in assets and liabilities:
Decrease in receivables	11,053	422
(Increase) decrease in inventory	(33,496)	5,381
(Increase) decrease in prepaid and other current assets	(11,955)	776
Increase in accounts payable	26,980	22,375
(Decrease) increase in deferred revenue and accrued liabilities	(8,282)	9,841
Other operating activities	2,164	5,298
Net cash provided by operating activities	208,198	354,533
Cash flows from investing activities:
Capital expenditures	(59,579)	(45,827)
Refranchising proceeds	39,177	3,374
Acquisition costs	(2,018)	(3,196)
Net cash used in investing activities	(22,420)	(45,649)
Cash flows from financing activities:
Borrowings under revolving credit facility	234,500	43,000
Payments on revolving credit facility	(150,500)	—
Payments on term loan facility	(4,550)	(169,060)
Proceeds from issuance of convertible senior notes	—	287,500
Debt issuance costs	(1,827)	(8,225)
Proceeds from exercise of stock options	353	1,743
Gross excess tax benefits from stock-based compensation	162	604
Minimum tax withholding requirements	(1,169)	(574)
Cash paid for treasury stock	(229,169)	(479,799)
Dividends paid to shareholders	(55,336)	(59,647)
Net cash used in financing activities	(207,536)	(384,458)
Effect of exchange rate changes on cash and cash equivalents	(240)	(1,798)
Net decrease in cash and cash equivalents	(21,998)	(77,372)
Beginning balance, cash and cash equivalents	56,462	133,834
Ending balance, cash and cash equivalents	$34,464	$56,462

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Year ended December 31,
	2016	2015
	(unaudited)
Net cash provided by operating activities	$208,198	$354,533
Capital expenditures	(59,579)	(45,827)
Refranchising proceeds	39,177	3,374
Acquisition costs	(2,018)	(3,196)
Free cash flow	$185,778	$308,884

GNC HOLDINGS, INC. AND SUBSIDIARIES
Segment Financial Data
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(unaudited)
Revenue:
U.S. and Canada	$472,599	$513,741	$2,143,647	$2,240,515
International	39,654	48,656	160,691	183,007
Manufacturing / Wholesale:
Intersegment revenues	46,158	60,628	218,761	267,377
Third-party	57,676	62,303	235,678	235,680
Subtotal Manufacturing / Wholesale	103,834	122,931	454,439	503,057
Total reportable segment revenues	616,087	685,328	2,758,777	2,926,579
Other	—	4,410	—	24,096
Elimination of intersegment revenues	(46,158)	(60,628)	(218,761)	(267,377)
Total revenue	$569,929	$629,110	$2,540,016	$2,683,298
Operating (loss) income:
U.S. and Canada	$(361,394)	$78,414	$(105,252)	$378,233
International	13,976	16,461	55,404	64,486
Manufacturing / Wholesale	(73,680)	22,583	(19,961)	86,172
Total reportable segment operating (loss) income	(421,098)	117,458	(69,809)	528,891
Unallocated corporate and other costs:
Corporate costs	(26,575)	(28,373)	(103,362)	(98,340)
Other	(456)	(5,371)	224	(37,444)
Subtotal unallocated corporate and other costs	(27,031)	(33,744)	(103,138)	(135,784)
Total operating (loss) income	$(448,129)	$83,714	$(172,947)	$393,107

Same store sales - domestic, including GNC.com	(12.0)%	1.0%	(6.5)%	1.6%

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Store Count Activity

	Year ended December 31,
	2016	2015
U.S. & Canada
Company-owned(a):
Beginning of period balance	3,584	3,487
Store openings	69	115
Acquired franchise stores(b)	21	44
Franchise conversions(c)	(102)	(33)
Store closings	(59)	(29)
End of period balance	3,513	3,584
Domestic Franchise:
Beginning of period balance	1,084	1,070
Store openings	33	32
Acquired franchise stores(b)	(21)	(44)
Franchise conversions(c)	102	33
Store closings	(20)	(7)
End of period balance	1,178	1,084
International(d):
Beginning of period balance	2,095	2,150
Store openings	108	144
Store closings	(230)	(199)
End of period balance	1,973	2,095
Store-within-a-store (Rite Aid):
Beginning of period balance	2,327	2,269
Store openings	41	59
Store closings	(10)	(1)
End of period balance	2,358	2,327
Total Stores	9,022	9,090

(a)	Includes Canada

(b)	Stores that were acquired from franchisees and subsequently converted into company-owned stores

(c)	Company-owned stores locations sold to franchisees

(d)	Includes franchise locations in approximately 50 countries (including distribution centers where sales are made) and company-owned stores located in Ireland (The Health Store) and China